SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of report (Date of earliest event reported): April 30, 2000


                            GROUP LONG DISTANCE, INC.
                      -------------------------------------
               (Exact name of Registrant as Specified in Charter)


             Florida                    0-21913                 65-0213198
 (State or other jurisdiction        (Commission              (IRS Employer
       of organization)              File Number)           Identification No.)



      6600 North Andrews Avenue, Suite 140, Fort Lauderdale, Florida 33309
    -------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (954) 771-9696




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Item 5.  Other Events

         On April 30, 2000, Group Long Distance, Inc. ("the Company") executed and delivered an Asset Purchase Agreement with a wholly-owned subsidiary of Coyote Network Systems, Inc. ("Coyote"). Pursuant to such Agreement, the Company sold certain assets to such wholly-owned subsidiary of Coyote.

         On May 2, 2000, the Company executed and delivered an Agreement and Plan of Merger with Coyote. Such Agreement contemplates a merger between a wholly-owned subsidiary of Coyote and the Company.

         As a result, Coyote would acquire all of the assets and business of the Company, and the Company's shareholders would receive approximately $5.6 million in shares of Coyote common stock, subject to adjustment under certain circumstances.

         The closing of the transactions contemplated by the Agreement and Plan of Merger is subject to a number of conditions, including without limitation the completion of due diligence, the receipt of all requisite regulatory approvals, and the receipt of approval of the Company's shareholders. It is anticipated that the closing would occur before the end of the year 2000.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

1.       Agreement and Plan of Merger between Coyote and the Company dated
         May 1, 2000.
2. Asset Purchase Agreement between INET Interactive Network Systems, Inc., and the Company dated April 30, 2000.
3.       Press Release issued by the Company dated May 2, 2000.


                           EXHIBIT INDEX

Exhibit

99.5 Agreement and Plan of Merger between Coyote and the Company dated May 1, 2000.
99.6 Asset Purchase Agreement between INET Interactive Network Systems, Inc., and the Company dated April 30, 2000.
99.7        Press Release issued by the Company dated May 2, 2000.

                           SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                            GROUP LONG DISTANCE, INC.
                                            (Registrant)


                                            By: /s/ Glenn S. Koach
                                            --------------------------
                                            Glenn S. Koach
                                            President




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